Exhibit 4.8

CONVERTIBLE
REVOLVING DEMAND PROMISSORY NOTE

Inhibikase Therapeutics, Inc.
Atlanta, Georgia

THIS CONVERTIBLE REVOLVING DEMAND PROMISSORY NOTE (THE “NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT AND WILL NOT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS NOTE HAS BEEN AND SUCH UNDERLYING SECURITIES HAVE BEEN, AS THE CASE MAY BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF EITHER (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR, IF APPLICABLE, ANY FOREIGN JURISDICTION OR (B) IN THE OPINION OF COUNSEL SATISFACTORY TO COMPANY, THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR, IF APPLICABLE, ANY FOREIGN JURISDICTION.

Except as otherwise defined in the text hereof, capitalized terms and phrases shall have the meaning ascribed thereto in Section 7 of this Note.

$75,000	Issue Date: April 3, 2018

Inhibikase Therapeutics, Inc. (hereinafter “Maker”) promises to pay to Flagship Consulting, Inc. (hereinafter “Payee”) the sum of up to Seventy-five Thousand Dollars ($75,000) or such amount as is accrued from time to time by Maker in unpaid fees and costs incurred for and on its behalf (the “Fees and Costs”) as are from time to time reflected on Payee’s monthly statements for services rendered (the “Statements”), whichever amount is less (the “Principal”), together with interest thereon from and after the date hereof until paid in full, all as provided in this Convertible Revolving Demand Promissory Note (hereinafter, the “Note”). Maker and Payee agree that the balance due under this Note for Fees and Costs shall be updated based on Payee’s Statements as the same are published from time to time by modifying that certain schedule entitled “Schedule of Fees and Costs,” which is attached hereto, marked as Exhibit “A,” and made a part hereof, to reflect such updated balance; provided, however, that such updating shall only serve as a ministerial act in accounting for the Principal amount, and any failure to perform or delay in performing such updating shall in no event affect the amount due under this Note.

1.                   Payment of Principal and Interest.

(a)                 Payment in Cash. This Note is payable either in full or in part until paid in full, as the case may be, without demand and in immediately available funds, not later than the earlier to occur of either a Significant Transaction or the 30th day of June 2019 (either such date, the “Maturity Date”).

(b)                Interest. From and including the Issue Date to and including the date this Note is paid or otherwise discharged in full, the unpaid Principal amount of this Note shall bear simple interest at Five Percent (5%) per annum, computed on the basis of a year of 360 days; provided, however, that upon the occurrence, and during the continuance of an Event of Default hereunder, this Note shall bear simple interest at Twelve Percent (12%) per annum, computed on the basis of a year of 360 days.

(c)                 Tender. All payments of Principal and interest shall be made in lawful money of the United States of America and shall be made to Payee via wire transfer or certified check to an account designated by Payee or, if no account is so designated, at Payee’s address or at such other place as Payee may designate to Maker in writing in accordance with Section 13 of this Note.

2.                   Obligation to Notify. Maker shall notify Payee in writing (a) thirty (30) days in advance of a Significant Transaction, and (b) provide Payee with any and all documents relating thereto within 48 hours of being requested by Payee, subject to Payee executing with and in favor and to the satisfaction of Maker an agreement pursuant to which it agrees to restrictions on the disclosure, use and ownership of any and all such documents and information contained therein. These rights set forth in this Section shall terminate upon the repayment of the Note in full.

3.                   Option to Elect Payment in Conversion Shares. Notwithstanding any provision of this Note to the contrary, Payee shall have the option, exercisable in his sole and absolute discretion at any time commencing with the Issue Date and ending as of the date on which the Unpaid Balance of this Note is paid in full, to Convert all or any portion of the Unpaid Balance as determined on the Conversion Date into Conversion Shares, in such number of Conversion Shares as shall equal that portion of the Unpaid Balance as Payee may elect in his discretion to be converted, divided the Conversion Share Price.

4.                   Prepayment. This Note may be prepaid prior to the Maturity Date at the option of Maker in cash, without premium or penalty, at the Principal amount so to be prepaid, together with interest accrued thereon to the date fixed for such prepayment; provided, however, that in no event may any such prepayment or other cash payment be made until and unless Maker shall have given prior written notice of its intent to pay all or any portion of this Note to Payee, which notice shall be given not less than ten (10) nor more than thirty (30) days prior to the date fixed for such payment in such notice and shall specify the amount so to be paid and the date fixed for such payment (the “Notice Period”). Notwithstanding any provision of this Note to the contrary, during such Notice Period, Payee may exercise Payee’s rights under Section 3 of this Note to cause the Conversion all or any part of the Unpaid Balance to Conversion Shares. Subject to the foregoing, upon the giving of notice of its payment, Maker shall pay on the date therein fixed for any such payment.

5.                   Payments Credited First Against Interest. Notwithstanding any provision in this Note to the contrary, any payment of this Note, whether as a partial payment or in full, will be credited first against accrued interest, then Principal, in reverse chronological order.

6.                   Surrender of Note. Upon any such partial payment of the Unpaid Balance, this Note, at the election of Maker, shall be either (a) surrendered to Maker in exchange for a new Note in a Principal amount equal to Unpaid Balance on the Note surrendered, and otherwise having the same terms and provisions as this Note (and for purposes of the foregoing provisions of this Section to be deemed to be the same Note and not a novation of the indebtedness represented thereby), or (b) made available to Maker at the principal office of Maker for notation thereon of the portion thereof so prepaid. Upon payment in full of the amount of the Unpaid Balance, this Note shall be surrendered to the Maker for cancellation.

7.                   Definitions. For purposes of this Note, the following terms and phrases shall have the meaning ascribed thereto:

(a)                 “Common Stock” shall have the meaning ascribed thereto in Maker’s Articles of Incorporation, as the same shall have been or is amended from time to time.

(b)                “Conversion” or “Converted” shall mean the payment and satisfaction of the Unpaid Balance or such portion thereof as provided in this Note by Maker’s issuance to Payee of Conversion Shares in accordance with the terms hereof.

(c)                 “Conversion Date” shall mean any such date on which all or any portion of the Unpaid Balance shall be paid by Maker at Payee’s election as provided in this Note by Maker’s issuance to Payee of Conversion Shares.

(d)                “Conversion Exercise Date” shall mean the date on which the exercise by Payee of his right to cause the payment of all or any portion of this Note in Conversion Shares is made effective; provided, however, that the exercise by Payee of his Conversion right is delivered to Maker in writing.

(e)                 “Conversion Share(s)” shall mean that number of Shares of Common Stock to which Payee is entitled in payment, whether in whole or in part, of the Unpaid Balance in accordance with the terms and conditions of this Note.

(f)                  “Conversion Share Price” shall mean that amount as shall equal eighty percent (80%) of the Fair Market Value of each Share of Maker’s Common Stock (as determined on an as converted and fully diluted basis) as such per Share value and number of Shares of Common Stock are determined to exist as of the Conversion Exercise Date.

(g)                “Fair Market Value” means, as of the Conversion Exercise Date, the fair market value of a Share of Maker’s Common Stock determined as follows:

(i)                  If the Shares are readily tradable on a Securities Market, by the closing price of a Share on the Conversion Exercise Date as reported on the composite tape for securities traded on the Securities Market. If a closing price was not reported on that date, then the arithmetic mean of the high and low prices at the close of the market on that date, and if these prices were not reported on that date, then the closing price on the last trading day on which a closing price was reported; or

(ii)                If Maker’s Board or Directors (the “Board”) in its reasonable discretion determines that the Shares are not readily tradable on a Securities Market, by an independent written appraisal that satisfies the requirements of Internal Revenue Code Section 401(a)(28)(C) as of the Conversion Exercise Date (the “Appraisal”).

(iii)              Once the Conversion Share Price has been established, the Board shall not change the same through the retroactive use of another valuation method.

(iv)              Shares are treated as readily tradable on a Securities Market if they are regularly quoted by brokers or dealers making a market in the Shares.

(h)                “Government Body” means: (i) the government of any country, or the government of any political subdivision of any country (a “Government”); (ii) any instrumentality of a Government; (iii) any other Person authorized by Law to perform any administrative, executive, judicial, legislative, military, police, or regulatory functions of a Government; (iv) any intergovernmental organization; and (v) any successor to the entities listed under Clauses (i) to (iv).

(i)                  “Initial Public Offering” means the first underwritten offering or listing of Shares of Maker or any successor to Maker when such Shares are offered pursuant to an effective registration statement under the Exchange Act.

(j)                  “Law” means: (i) an administrative decision on which Persons other than those to whom the decision was issued can rely; (ii) a judicial decision on which Persons other than those to whom the decision was issued can rely; (iii) an ordinance or statute; (iv) a regulation or rule; or (v) any combination of the items under Clauses (i) to (iv).

(k)                “Person” means a business trust, corporation, estate, general partnership, individual, limited liability company, limited liability partnership, limited partnership, sole proprietor, trust, or other entity.

(l)                  “Securities Market” means: (i) a national securities exchange that is registered under Section 6 of the Securities Exchange Act of 1934, as amended; (ii) a foreign national securities exchange that is officially recognized, sanctioned, or supervised by a Government Body; or (iii) any over-the-counter market that uses an interdealer quotation system. An interdealer quotation system is any system of general circulation to brokers and dealers that regularly disseminates quotations of stocks and securities by identified brokers or dealers, other than by quotation sheets that are prepared and distributed by a broker or dealer in the regular course of business and that contain only quotations of that broker or dealer.

(m)               “Share” means a share of Common Stock.

(n)                “Significant Transaction” shall mean any one of the following:

(i)                  Any transaction (or the first tranche of any series of integrated transactions) pursuant to which Maker sells, transfers, leases, exchanges or disposes of all or substantially all of its assets for cash or property, or for a combination of cash and property, or for other consideration; or

(ii)                Any transaction, whether in a single or series of related steps, pursuant to which (1) any Person (or group of Persons) acquires within a twelve (12) consecutive calendar month period by merger, consolidation, reorganization, division or other business combination or transaction or by a purchase of an interest in Maker such that after any such transaction, the holders of ownership interests of Maker immediately prior to such transaction no longer have a controlling interest in Maker (or any successor-in-interest thereof); or (2) the shares of capital stock of Maker or any successor thereto are traded on a Securities Market, whether as a result of an Initial Public Offering or via a reverse merger by Maker into a company the capital stock of which is traded on a Securities Market;

(o)                “Person” shall mean any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust, association, non-profit or charitable organization or other entity, or an unincorporated organization, a governmental entity or any department or agency thereof.

(p)                “Unpaid Balance” shall mean the amount of accrued and outstanding, but unpaid Principal and such amount of interest as shall have accrued thereon as provided in Section 1 of this Note through and including any date fixed for payment, whether in whole or in part, under this Note.

8.                   No Fractional Shares. Instead of any fractional Conversion Shares that would otherwise be issuable upon conversion of this Note, Maker shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (a) the applicable Conversion Share Price and (b) such fractional interest. The holder of fractional interests shall not be entitled to any rights as security holders of Maker in respect of such fractional interests.

9.                   No Impairment. Maker shall not, by amendment of its Articles of Incorporation or Bylaws, each as amended to date, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Payee against dilution or other impairment.

10.                Events of Default. The occurrence or existence of any one of the following events or conditions shall constitute an “Event of Default”:

(a)                 Maker shall fail to pay the Principal of, or interest on, this Note when the same becomes due and payable in accordance with the terms hereof and such amount remains unpaid for ten (10) business days after the due date thereof;

(b)                Maker fails to observe or perform any other covenant or agreement on the part of Maker contained in this Note which failure continues for a period of thirty (30) days (except in the case of its obligation under Section 3 of this Note, in which case the period shall be three (3) days) after the date of written notice thereof from Payee; or

(c)                 Maker makes a general assignment for the benefit of its creditors or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of Maker, or commences any proceedings relating to Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against Maker and Maker indicates its consent to such proceedings, or an order or decree is entered by a court of competent jurisdiction appointing such trustee or receiver, or adjudicating Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order or decree remains unstayed and in effect for ninety (90) days.

11.                Remedies. If an Event of Default occurs and is continuing, Payee may, by notice in writing to Maker, declare the entire Unpaid Balance of this Note to be due and payable immediately, and upon any such declaration, the entire Unpaid Balance of this Note shall become and be immediately due and payable, and Payee may thereupon proceed to protect and enforce its rights either by suit in equity or by action at law or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of Payee. In the event this Note is placed in the hands of an attorney for collection or for enforcement, or in the event that Payee incurs any costs incident to the collection of any indebtedness evidenced hereby, Maker agrees to pay all reasonable attorneys’ fees and expenses, all court and other costs and the reasonable costs of any other collection efforts. Forbearance to exercise the remedies set forth herein with respect to any failure or breach of Maker shall not constitute a waiver by Payee of any of such remedies.

12.                Expenses. Except as otherwise provided in this Note, each of Maker and Payee shall bear its own costs incurred in connection with the negotiation, documentation and execution of this Note, the closing of the transactions contemplated herein, and any amendment, waiver, consent, supplement or modification hereto.

13.                Notices. All notices, requests, consents and other communications required or permitted under this Note shall be in writing and shall be deemed to have been delivered three (3) days after the date mailed, postage prepaid, by certified mail, return receipt requested, or on the date personally delivered:

If to Maker, to: Inhibikase Therapeutics, Inc. Attn: Chief Executive Officer 3350 Riverwood Parkway Suite 1900, Atlanta, Georgia 30339	If to Payee, to: Flagship Consulting Inc Frattaroli 131 Daniel Webster Hwy 322 Nashua, NH 03060

If to any Payee other than Payee, to such address as may have been designated by notice given Maker by such Payee. Maker, Payee or any other Payee may designate a different address by notice given in accordance with the foregoing.

14.                Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Maker and Payee.

15.                Assignment; Binding Effect. Payee shall neither be entitled to assign nor assign all or any portion of its performance obligations under this Note and any attempted assignment hereof shall be void and of no effect. Subject to the preceding sentences, this Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

16.                Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

17.                Venue. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA SITTING IN COBB COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF GEORGIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. MAKER AND HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13 OF THIS NOTE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Inhibikase Therapeutics, Inc.

By:	/s/ Milton Werner
Milton Werner, Ph.D., Authorized Officer

ACCEPTED AND AGREED TO:

Flagship Consulting Inc

By: Joseph Frattaroli, CPA

/s/ Joseph Frattaroli

Exhibit A
Schedule
Of
Fees & Costs

Date of Statement	Fees Accrued To Date	Payments
04/01/2018	$12,500
05/01/2018	$12,500
06/01/2018	$12,500
07/01/2018	$12,500
08/01/2018	$12,500
09/01/2018	$12,500

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